                                  AMENDMENT TO
                                  ------------

                            PARTICIPATION AGREEMENT
                            -----------------------

                                    BETWEEN

                       FIDELITY DISTRIBUTORS CORPORATION
                       ---------------------------------

                                      AND

                       NEW ENGLAND LIFE INSURANCE COMPANY
                       ----------------------------------

This Amendment, entered into as of June 1, 2015, amends the Participation Agreement ("Agreement") dated as of March 31, 1997 between New England Life Insurance Company ("Company") and Fidelity Distributors Corporation ("Underwriter").

WHEREAS, Company and Underwriter desire to amend the Agreement in order to add additional provisions to the Agreement;

NOW THEREFORE, the undersigned parties hereby agree as follows:

   1. The following new Section 10.10 is hereby added after Section 10.9 to the Agreement:

      "10.10 In the event of a conflict between the terms of this Agreement and the prospectus for any Fund set forth on Schedule A hereto (as amended from time to time), the terms of the prospectus for the applicable Fund shall govern."

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

FIDELITY DISTRIBUTORS CORPORATION         NEW ENGLAND LIFE INSURANCE COMPANY

By:    /s/ Robert Bachman                 By:    /s/ Alan C. Leland, Jr.
       -----------------------------             -----------------------------
Name:  Robert Bachman                     Name:  Alan C. Leland
Title: EVP                                Title: Senior Vice President
Date:  04/29/16                           Date:  March 30, 2016